Exhibit 10.3

October 3, 2012
Mr. Celso White
10058 Whistling Elk Dr
Littleton, CO 80127

Dear Celso,
It is with great pleasure that I offer you the position on Chief Supply Chain Officer, Molson Coors Brewing Company, reporting to me effective January 1, 2013.
Base Compensation: Your monthly base compensation will be $29,167, which represents an annualized amount of $350,000.
Annual Molson Coors Incentive Plan (MCIP): You will continue to participate in the MCIP subject to the plan rules. The bonus target for your new position is currently 75% of your eligible earnings. The MCIP is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs. Key highlights and specific terms of the MCIP are located in the program brochure.
Long-Term Incentive: You will continue to be eligible to participate in the Molson Coors Long-Term Incentive Plan (LTIP) according to your grade level in the Company. The current annual LTIP target for your new role is $400,000. The annual target LTIP value is reviewed on an annual basis and set by the Board of Directors. The annual grant of LTIP is based on your manager’s assessment of individual performance to determine the participation and level of grant within a determined range. All final LTIP awards at your new level are approved by the Compensation and Human Resources Committee of the Board of Directors.
Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTIP component of pay are typically reviewed annually and may be modified.
Executive Financial Planning: You are eligible for a maximum reimbursement of $10,000 per year to cover financial and tax planning. This amount is paid to you in equal monthly installments.
Executive Life Insurance: You will be provided with life insurance for six times your base pay. This is in addition to the two times life insurance that you receive annually as part of our employee benefits program.
Benefits: You will continue to be eligible to participate in the Molson Coors Benefit plan. The benefit plan includes comprehensive coverage in Medical, Dental, Short and Long Term Disability, Group Life Insurance and Accident Insurance. You will also continue to be eligible to participate in the 401(k) plan.
In your new position, you will be eligible for an annual executive physical from the University of Colorado Hospital. Details of the program will be provided by the Hospital after you assume your new role.

Vacation: You will be eligible to receive 200 hours of paid vacation per calendar year.
Transportation Benefit: Molson Coors is currently offering a free RTD EcoPass for your public transportation needs and pre-tax parking funds to help off-set some of the transportation costs you may incur. Your position entitles you to $100.
We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at-will” relationship may not be modified except in writing signed by the Global Chief People and Legal Officer of Molson Coors Brewing Company. Finally, Molson Coors Brewing Company reserves the right to modify its policies and the terms of your employment as it deems appropriate.
Celso, I am very excited for you to assume this key leadership role on my team! Please let me know if you have any questions.
Sincerely,

/s/ Peter Swinburn____________
Peter Swinburn
Chief Executive Officer

cc: Sam Walker

Please acknowledge your acceptance of this offer by signing below and returning this letter by October 15, 2012.

Offer Accepted: /s/ Celso White__________________________________
Celso White

Date: 10/15/12________________

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